Exhibit 99.1

Arrow Electronics Acquires Cross Telecom

--Expands presence in unified communications and managed services market--

MELVILLE, N.Y.--(BUSINESS WIRE)--May 2, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has acquired Cross Telecom (“Cross”), a leading North American service provider of converged and internet protocol technologies and unified communications. Cross’ portfolio of solutions and services includes voice, data, Internet-protocol telephony, wireless and CrossNet maintenance and support provided to Fortune 1000 customers.

“This acquisition is a continuation of Arrow’s strategy to expand into faster growing, high-margin services that complement our global ECS business,” said Andy Bryant, president of Arrow Global Enterprise Computing Solutions. “Cross strengthens our customer and supplier relationships as well as our industry and technical expertise in the unified communications, telephony and managed services industry.”

Cross is headquartered in Bloomington, MN, and has approximately 315 employees. Total sales were approximately $120 million for the year ended December 31, 2010. The transaction is expected to be $.01-$.05 per share accretive to earnings in the first full year of operations. Cross will be managed through Shared Technologies, a wholly owned subsidiary of Arrow Electronics.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications